Exhibit 99.1

TMX Finance LLC First Quarter 2013 Earnings Conference Call

May 24, 2013 at 10:00 A.M. Eastern Time

Earnings Call Transcript

Operator:  Please stand by — we are about to begin.  Good day and welcome to the TMX Finance 2013 First Quarter Earnings Conference Call.  Today’s conference is being recorded.  At this time, I’d like to turn the call over to Vice President of Finance, Mr. Kelly Wall.  Please go ahead, sir.

Kelly Wall:  Thank you, Alicia.  Good morning, everyone.  Thank you for participating in this conference call.  Today you will hear prepared remarks from me, our Chief Executive Officer, Tracy Young, and our General Counsel, Brian Schmidt — and then Liz Nelson, our Chief Accounting Officer, will join us to answer your questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors presented in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2013.

Also, our discussion today includes references to EBITDA, which is a non-GAAP financial measure.  A reconciliation of EBITDA to GAAP net income is available on the Investors page of our website, at www.titlemax.biz/Investors.

At this time, I’ll turn the call over to our Chief Executive Officer, Tracy Young.

Tracy Young:  Thank you, Kelly.  In the first quarter of 2013, we continued to execute our growth strategy and experienced strong results.  Compared to the first quarter of 2012, loan originations increased 23% and title loan receivables increased 17% to $498 million as of March 31, 2013.  We recorded total revenues of $181 million, up 20% from the prior year. Same-store revenues increased $27 million, or 20%, and revenues from new stores increased $3 million, or 18%.  We are pleased with the continued growth in originations, title loan receivables and revenue.  Net income decreased $2 million compared to the first quarter of the prior year, primarily due to increased expenses related to our continued expansion and higher advertising expenses in the first quarter of 2013 versus the prior year.  EBITDA increased to $62.5 million for the first quarter of 2013 from $61.8 million in 2012.

We opened 307 new stores during the 12-month period ending March 31, 2013 compared to 200 new stores during the 12-month period ending March 31, 2012.  In the first quarter of 2013, we opened 74 new stores and closed one store.  Our 74 new store openings included 14 InstaLoan stores in Georgia that previously operated under the EquityAuto Loan brand within our TitleMax stores.  Aside from these InstaLoan stores, we opened the majority of the new stores in Texas, Arizona and Virginia, as we continue to expand our presence in these markets.

Now, I’ll turn the call over to our General Counsel, Brian Schmidt, for a discussion of our regulatory environment.

Brian Schmidt:  Thanks, Tracy.  There are no new developments that would have a significant, negative impact on our business; however, I do want to provide updates regarding two states we have discussed in prior calls.

In Missouri, groups continue to plan to place an initiative on the ballot that would limit interest and any other fees on title, payday, and other small loans to a 36% APR.  The initiative cannot be on the ballot until the fall of 2014.  In the meantime, we continue our standard operations in Missouri and are evaluating our strategic options.

In Texas, the legislature considered a number of proposed bills that would have placed additional rules on the offering of title and payday loans; however, none of the bills has passed and the legislature adjourns Monday.  City ordinances that regulate these loans remain in effect at least while litigation challenging the legality of the ordinances is pending.  While we wait for resolution of the litigation, we have implemented product solutions that enable us to continue to do business in these cities.

There is nothing new that is material at the federal level.

I’ll turn the call back to Kelly for more details about our financial performance for the quarter.

Kelly Wall:  Thank you, Brian. I’ll take a few minutes to discuss our first quarter 2013 financial results.  As Tracy mentioned, revenue increased $30 million, or 20%, compared to the prior year, with increases in each of our 12 markets.  Our same-store revenue, which includes revenue from stores open or acquired 13 months or longer, increased $27 million and represented the majority of the total revenue increase.  Revenue from stores open for less than 13 months increased approximately $3 million in the first quarter of 2013 compared to the first quarter of 2012.  We believe the strong comparative growth continues to be driven by a combination of factors, including strong demand for credit from a segment of the market that is underserved, as well as our continued focus on sales training and our incentive compensation plans for store management that encourage growth.

Our provision for loan losses was $13.5 million for the first quarter of 2013 compared to $11.5 million for the first quarter of 2012.  This represents an increase of $2 million, or a 17% increase, which is consistent with the 17% increase in our gross title loans receivable.  As a percentage of interest and fee income, the first quarter of 2013 provision charge was 7.5%, which was a modest improvement from 7.6% in the first quarter of the prior year.  That said, as we have discussed on prior calls, our charge-off rate has increased year-over-year due primarily to the addition of a significant number of new stores and our continued rapid loan growth.  In the first quarter of 2013, our net charge-off rate has averaged 1.5% per month compared to 1.4% the first quarter of 2012.  We will continue to evaluate our net charge-off rates and make changes as necessary to maximize loan portfolio growth and long-term profitability.

Salaries and related expenses increased by $13.3 million compared to the same quarter of the prior year.  The increase was primarily the result of the additional personnel necessary to operate the new stores and the higher quantity of loans in existing stores, and also due to higher corporate headcount to support our growth.

Occupancy costs increased $5.5, million, or 38.2% in the first quarter of 2013 as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores and expanding our corporate office space. Our store count at the end of the 2013 first quarter was 38.3% higher than the comparable count at the end of the 2012 quarter.

Depreciation and amortization increased $1 million, due primarily to increases in capital expenditures to support our new store growth.  During the first quarter of 2013, we spent approximately $4.2 million related to opening new stores and expanding corporate office space, compared to $3.8 million in the first quarter of 2012.

Advertising expense increased $4.8 million compared to the same quarter of the prior year.  The increase was primarily due to increased television advertising and internet advertising.  As I mentioned on our prior earnings call, we expected this increase in advertising spend as we brought our per-store spend in line with historic per-store levels, and we expect the remaining quarters of 2013 to be consistent with the same period of the prior years on a per-store expense basis.

Other operating and administrative expenses increased $4 million in the first quarter of 2013 compared to the first quarter of 2012.  The increase was primarily driven by growth-related increases in costs associated with collateral collection and information technology.

Interest expense increased $1.4 million, due primarily to the higher average debt balances outstanding.  During the first quarter of 2013, we incurred interest on our revolving credit facility obtained in June 2012 and the other debt we raised in July 2012.  Additionally, our consolidated CSO lenders had more debt outstanding in the 2013 quarter compared to the prior year.

Our net income for the first quarter of 2013 was $44 million, a decrease of $2 million compared to the first quarter of 2012.  As Tracy mentioned, this decrease is primarily due to higher costs related to significantly more expansion during the 12 months trailing the end of the 2013 quarter compared to the 12 months trailing the 2012 quarter and the advertising expense increase that I discussed above.

Our earnings before interest, taxes, depreciation and amortization, or “EBITDA,” was $62.5 million for the first quarter of 2013, representing an increase of 1.1% compared to the first quarter of 2012.  EBITDA for the 12-month period ended March 31, 2013 was $147.3 million, representing an increase of 2.3% over the comparable period ended March 31, 2012.

That concludes my remarks on the operating financials.  Now, before we take questions, let me take a couple of minutes to discuss our growth plans for the remainder of 2013.

As Tracy mentioned, we opened 74 new stores in the first quarter of 2013 while closing only one store.  Through close of business on Monday, we have opened 110 new stores in 2013.  The new stores in our pipeline continue to be located primarily in Texas, Arizona, Illinois and Virginia.  In addition, we plan to expand our InstaLoan brand in Georgia and Florida.  As we have mentioned in the past, we prioritize funding loans in our existing stores and maximizing their profitability ahead of new store development.  Thus, the number of new stores that we open in the future will continue to be dependent on the performance of our existing stores as we strike that balance.

This concludes our prepared remarks, and at this time, I’d like to open it up for any questions.

Operator:  Thank you.  If you would like to ask a question please signal by pressing “star, 1” on your telephone keypad.  If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Again, that is “star, 1” to ask a question.  We’ll take our first question from Ken Bann from Jeffries.

Ken Bann:  Good morning.  On the advertising expense, I just want to be clear on what you were giving guidance about.  Are you going to spend the same amount per store as you spent in the first quarter over the next three quarters — or what you spent in the prior year per store over the next three quarters?  Is that what we should expect?

Kelly Wall:  It’s actually both, Ken.  We increased the first quarter of 2013 spend to be consistent with what the Company has done historically, and we had pulled back advertising some in the first quarter of 2012.  And this year, we decided to ramp that back up to more normal levels.

Ken Bann:  Okay.  And last year, in the fourth quarter, there was a further big increase quarter over quarter.  On a seasonal basis, should we expect that kind of large increase in advertising in the fourth quarter?

Kelly Wall:  Yes, you should.

Ken Bann:  Okay.  Then with the new stores — I don’t know if you can talk about what the provision rate in the originations in the new stores is versus the provision in the older stores where you’re having such strong same-store sales growth rate?  What kind of rates are we seeing?

Kelly Wall:  We have not — in the past — shared that level of detail.  We stated generally that it does track a bit higher, but we have not brought out that detail specifically.

Ken Bann:  Okay.  How many stores do you think you will end the year with?  Or approximately will end the year with?

Tracy Young:  With title loan or InstaLoan?

Kelly Wall:  Both.

Tracy Young:  Oh — 1333.

Kelly Wall:  Ken, I don’t know if you heard that.  We expect to end the year at approximately 1333 stores across the TitleMax, TitleBucks and InstaLoan brands.

Ken Bann:  Okay, great.  And with the Texas legislature, if nothing is done by Monday, then they are out of session for next year and until 2015.  Is that correct?

Brian Schmidt:  Yes, you are correct.  They are out of session then for two years.

Ken Bann:  Right, okay.  Do you think that anything will be passed in the next week?  What’s your assessment at this point?

Brian Schmidt:  Well, actually it is even less than that, really.  No, it’s highly unlikely at this point.

Ken Bann:  Okay, great.  All right, thank you very much.

Kelly Wall:  Thank you, Ken.

Operator:  Once again, that is “star, 1” if you have a question at this time.  It looks like we have no further questions.

Kelly Wall:  Great.  Thanks, Alicia.  Again, I want to thank everyone who joined the call today.  We certainly appreciate your interest in TMX Finance, and we look forward to talking to you about our second quarter results in a few months.

Operator:  That does conclude today’s conference.  We thank you for your participation.